Exhibit 10.14

EXECUTION VERSION

THIRD AMENDED AND RESTATED

LOAN SALE AGREEMENT

between

CROSS RIVER BANK

and

UPSTART NETWORK, INC.,

as Purchaser

Dated as of January 1, 2019

***	Certain information has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

i

THIRD AMENDED AND RESTATED

LOAN SALE AGREEMENT

[Upstart Network, Inc.]

THIS THIRD AMENDED AND RESTATED LOAN SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of January 1, 2019 (“Effective Date”), is made by and between CROSS RIVER BANK, a New Jersey state-chartered bank with its principal offices located at 400 Kelby Street, Fort Lee, New Jersey, 07024 (“Bank”), and UPSTART NETWORK, INC., a Delaware corporation, with its principal offices located at Two Circle Star Way, San Carlos, California 94070 (“Purchaser”).

WHEREAS, Bank desires to sell to Purchaser, and Purchaser desires to purchase from Bank, certain loans that are originated by Bank from time to time; and

WHEREAS, Bank and Purchaser are parties to that certain Second Amended and Restated Loan Sale Agreement, dated as of November 1, 2015 (as amended, the “Existing Sale Agreement”) and wish to amend and restate the Existing Sale Agreement in its entirety as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Purchaser intending to be legally bound mutually agree as follows:

1.     Definitions; Interpretation.

(a)    Capitalized terms used in this Agreement shall have the meanings given to such terms in Schedule 1.

(b)    As used in this Agreement: (i) all references to the masculine gender shall include the feminine gender (and vice versa); (ii) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”; (iii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iv) references to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; (v) references to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; (vi) unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”; (vii) all references to “quarter” shall be deemed to mean calendar quarter; (viii) unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement; (ix) unless the context otherwise clearly indicates, words used in the singular include the plural and words in the plural include the singular; and (x) in connection with the computation of any time period, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(c)    The parties agree that on the Effective Date, the Existing Sale Agreement shall be amended and restated in its entirety by this Agreement and (a) all references to the Existing Sale Agreement in any document other than this Agreement (including in any amendment, waiver or consent to such document) shall be deemed to refer to this Agreement as an amendment and restatement of the Existing Sale Agreement in its entirety, and (b) all references to any section (or subsection) of the Existing Sale Agreement in any document (but not herein) shall be amended to be references to the corresponding provisions of this Agreement. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Sale Agreement or to evidence fulfillment of all or any portion of such obligations and liabilities. Further, on and after the Effective Date, (a) the Existing Sale Agreement shall be of no further force and effect, except as amended and restated hereby, and except to evidence (i) prior transactions under the Existing Sale Agreement, (ii) the representations and warranties made thereunder by the Bank and Purchaser prior to the Effective Date with respect to any transactions under the Existing Sale Agreement only, and (iii) any action or omission performed or required to be performed pursuant to the Existing Sale Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Sale Agreement), and (b) the terms and conditions of this Agreement, including all rights and remedies hereunder, shall apply to all obligations incurred under the Existing Sale Agreement. Until the Effective Date, the Existing Sale Agreement shall remain in full force and effect in accordance with its terms. Each party (1) reserves the right to request (and the other party is obligated to provide) assistance to transition any systems, processes or other existing guidelines to conform to the terms and conditions of this Agreement, and (2) acknowledges and agrees that each party shall remain obligated to pay any fees and expenses for services or other activities that were properly performed prior to termination and such payment obligation shall survive such termination. Except as may be applicable under the immediately preceding sentence, there shall be no termination fees or charges applicable to the termination of the Existing Sale Agreement.

2.     Purchase of Loans; Payment to Bank; Retained Loans; Funding Statements.

(a)    Purchase of Loans. On each Closing Date, Bank hereby agrees to sell, assign, set-over, transfer, and otherwise convey to Purchaser, or a third party designated by Purchaser subject to execution by such designated third party and Bank of a loan purchase and sale agreement, without recourse but subject to the representations, warranties, terms and provisions of this Agreement and with all servicing released, and Purchaser agrees to purchase, or cause a designated third Party acceptable to Bank to purchase, as the case may be, on each Closing Date, all of Bank’s right, title and interest in and to the Purchaser Loans funded by Bank on the applicable Funding Date. At least three (3) Business Days prior to each Closing Date, Purchaser shall provide Bank with a statement (each such statement, a “Funding Statement”), which shall contain, as applicable, (i) the names of the Borrowers for each of the Purchaser Loans Purchaser or Purchaser’s designated third party intends to purchase; (ii) the Purchase Price for each Purchaser Loan, and (iii) such other information as shall be reasonably requested by Bank. Bank shall review and confirm to Purchaser the sale terms set forth in each Funding Statement no later than one (1) Business Day following Bank’s receipt of a Funding Statement from Purchaser. On each Closing Date, Bank shall provide an acknowledgement of the sale of the Purchaser Loans in accordance with the terms of this Agreement. Purchaser shall promptly notify Bank of any event that would materially and adversely affect the Purchaser’s ability to purchase the Purchaser Loans.

(b)     Payment to Bank.

i)    In consideration of Bank’s agreement to sell, transfer, assign, set-over, transfer and convey to Purchaser the Purchaser Loans, Purchaser shall purchase the Purchaser Loans by depositing the Purchase Price into the Funding Account by 3:00 pm Eastern Time on each Closing Date.

ii)    For each Loan, Purchaser shall pay the applicable Loan Premium Fee on the applicable Closing Date (or as otherwise reflected in the Funding Statement with respect to Retained Loans).

iii)    The projected amount of the Trailing Fee for each Purchaser Loan shall be set forth in the applicable Funding Statement divided into monthly installments to be paid to Bank by Purchaser, provided the Borrower under such Purchaser Loan has remitted the applicable monthly payment, including in the event that that Borrower remits such payment(s) after such Purchaser Loan becomes a Defaulted Loan and is later reinstated, provided further that in the event any Purchaser Loan is modified in the form of a principal reduction or term extension then the Trailing Fee shall be modified on a pro rata basis.

For the avoidance of doubt, (A) Interim Interest accrued on any Purchaser Loan between the Funding Date and the related Closing Date shall inure to the benefit of Bank, and (B) in the event of any Purchaser Loan becomes a Defaulted Loan or otherwise becomes uncollectible, Purchaser shall be relieved of any obligation to continue to pay the remaining amount of any applicable Trailing Fee.

(c)     Retained Loans. Bank shall maintain ownership of the Retained Loans, provided that Bank’s obligations regarding Retained Loans are subject to the limitations specified in Section 2(c)(i) and (iii) below:

i)    the maximum Outstanding Principal Balance of Retained Loans that the Bank will retain (A) in any calendar month, which shall equal the Maximum Monthly Retention Amount, and (B) in the aggregate for all Retained Loans at any given time during the Term of the Agreement, which shall equal Maximum Outstanding Retention Amount, which limits may be increased by the Bank upon notice to Purchaser but which shall not be decreased by the Bank except with the express written agreement of Purchaser and only upon ninety (90) days’ prior written notice.

ii)    Each month during the Term, the parties will jointly verify the manner in which the Retained Loans were allocated;

iii)    Notwithstanding anything to the contrary set forth in this Agreement, Bank shall have no obligation to retain any Loan (A) if retention of such Loan would cause Bank to exceed the Retained Loan Limits or (B) during the Retention Cessation Period.

(d)    Purchaser shall be responsible for engaging an e-vaulting agent acceptable to Bank to maintain electronically all Loan Documents related to the Retained Loans

(e)    Delivery of Loan Files. To the extent Loan Documents or files are in Bank’s possession or under Bank’s control, upon Purchaser’s request on each Closing Date, Bank agrees to cause to be delivered or released to Purchaser, Loan Documents on all Purchaser Loans and Retained Loans within five (5) Business Days of the related Closing Date; provided that Bank may retain copies of such information as necessary to comply with the Applicable Laws.

(f)    True-Up. If, subsequent to any Closing Date, the amount on any Funding Statement on which the Purchase Price with respect to a Purchaser Loan was based is found to be in error, within ten (10) Business days of receipt of information from the discovering party sufficient to establish the error, the party benefiting from the error shall pay the other party an amount sufficient to correct and reconcile the Purchase Price and related Loan Premium Fees and Trailing Fees.

3.     Ownership; Servicing; True Sale; Securitization.

(a)    Ownership. Subject to the Purchaser’s payment for a Purchaser Loan pursuant to Section 2(b), Purchaser shall be the sole owner for all purposes (e.g., tax, accounting and legal) of each such Purchaser Loan purchased from Bank on the related Closing Date. Each of Purchaser and Bank agrees to make entries on its books and records to clearly indicate the sale of each Purchaser Loan sold to Purchaser hereunder. Subject to the representations and warranties for each Purchaser Loans sold hereunder, it is expressly agreed and understood that Bank will not assume and shall not have any liability to Purchaser for the repayment of any portion or all of any debt service by the Borrower, or for the servicing of any Purchaser Loan sold to Purchaser hereunder after the related Closing Date. For the avoidance of doubt, Purchaser may sell, transfer, or assign any Purchaser Loan to any Person following the purchase thereof from Bank.

Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, Bank acknowledges and agrees that Bank shall not sell, distribute or otherwise use Customer Information except as contemplated under the Program, including for the purposes of soliciting Borrowers directly or indirectly for any products or services not offered under the Program, regardless of Bank’s past or present ownership of such Customer Information.

(b)    Servicing of Loans. As of each applicable Closing Date, Purchaser or its designee(s) shall be responsible for the management, servicing, administration and collection related to the Purchaser Loans. Purchaser agrees to be responsible for the management, servicing, administration and collection related to the Retained Loans, which shall be memorialized in a separate, mutually acceptable servicing agreement between the parties (“Servicing Agreement”). As of each applicable Closing Date, Purchaser or its designee(s) shall have full power and authority to do or cause to be done any and all things relating to such servicing which Purchaser may deem necessary or desirable in accordance with Applicable Law with respect to Purchaser Loans. If (i) Purchaser, in its capacity as servicer of any Retained Loan, breaches its obligations to comply with Applicable Laws in any material respect under the Servicing Agreement entered into between the parties, and such breach cannot be cured in all material respects within sixty (60) days after Bank provides written notice to Purchaser of such breach, or (ii) any Retained Loan that has not been properly allocated to Bank in accordance with this Agreement, or (iii) Bank has repurchased any Purchaser Loan from a third party purchaser designated by Purchaser where the underlying cause for such repurchase is an uncured material breach of Purchaser’s obligations under agreements between Purchaser and Bank, then at Bank’s option Purchaser shall purchase or cause to be purchased from Bank such Purchaser Loan or Retained Loan, as applicable, within five (5) Business Days at a price equal to the Outstanding Principal Balance, plus any accrued and unpaid interest on such Retained Loan. Contemporaneous with any such purchase by Purchaser of a Retained Loan pursuant to this Section 3(b), Bank will transfer all applicable Loan Documents in Bank’s possession to Purchaser.

(c)    True Sale. It is the express intent of the parties hereto that the conveyance of the Purchaser Loans by Bank to Purchaser, as contemplated by this Agreement be, and be treated as, a sale of Purchaser Loans by Bank to Purchaser. It is, further, not the intention of the parties that such conveyance be, or be deemed, a pledge of the Purchaser Loans by Bank to Purchaser to secure a debt or other obligation of Purchaser. However, in the event that, notwithstanding the intent of the parties, the Purchaser Loans are held by a court to continue to be property of Bank then (i) this Agreement shall be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code, (ii) the transfer of Purchaser Loans provided for herein shall be deemed to be a grant by Bank to Purchaser of a security interest in all of Bank’s right, title and interest in and to the Purchaser Loans and all amounts payable on such Purchaser Loans (other than the applicable Trailing Fees) in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of such Purchaser Loans into cash, instruments, securities or other property, to the extent Purchaser would otherwise be entitled to own such Purchaser Loans and proceeds pursuant to this Agreement, (iii) the possession by Purchaser, any of its assigns or an agent or custodian on behalf of Purchaser or any lender to Purchaser or any of its assigns and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 (or comparable provision) of the applicable Uniform Commercial Code, and (iv) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of Purchaser for the purpose of perfecting such security interest under Applicable Laws. Any assignment of the interest of Purchaser shall also be deemed to be an assignment of any security interest created hereby. Purchaser and Bank shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Purchaser Loans, such security interest would be deemed to be a perfected security interest of first priority under Applicable Laws.

(d)     Reserved.

4.     Reserve Account.

(a)    Reserve Account. Not later than two (2) days prior to the Funding Date, Purchaser shall maintain one or more Reserve Accounts with Bank and maintain immediately available funds in such Reserve Account in an amount at least equal to the Required Balance. In the event that the

Reserve Account is not maintained with the Bank, then such Reserve Accounts shall be subject to a mutually acceptable deposit account control agreement in favor of Bank. In the event that Bank notifies Purchaser in writing that the amount on deposit in the Reserve Accounts is at any time less than the Required Balance, Purchaser shall promptly deposit into the Reserve Account the amount necessary to attain the Required Balance.

(b)    Security Interest. To secure the timely payment of the Purchase Price for each Purchaser Loan sold hereunder and all obligations owing by Purchaser related thereto and the performance and observance of all the obligations and liabilities of Purchaser incurred under this Agreement, Purchaser hereby conveys, warrants, assigns, transfers, pledges and grants a security interest unto Bank in all right, title, interest, claims and demands of Purchaser, wherever located, whether now or hereafter existing, owned or acquired in, to or under the Reserve Account. Purchaser agrees to take such measures as Bank may reasonably require to perfect or protect a first priority security interest in the Reserve Account. Bank shall have all of the rights and remedies of a secured party under Applicable Laws in relation to the Reserve Account and the amounts at any time on deposit therein, and shall be entitled to exercise those rights and remedies in its discretion.

(c)    Right to Withdraw. Without limiting any other rights or remedies of Bank under this or any other Agreement, Bank shall have the right to withdraw amounts from the Reserve Account, upon delivery of notice to Purchaser regarding such withdrawal, to fulfill any payment obligations of Purchaser under the Program.

(d)    Release of Funds. Purchaser may withdraw amounts from the Reserve Account with the prior written consent of Bank. In addition, in the event the amount on deposit in the Reserve Account at any time exceeds the Required Balance by more than ten (10%) percent calculated for a particular Business Day, then, Purchaser, at its option, may provide to Bank a report setting forth the calculation of the Required Balance and the extent to which the funds on deposit in the Reserve Account at such time exceed the Required Balance and, within two (2) Business Days following receipt by Bank of such report from Purchaser, Bank shall, if such excess still exists, transfer such excess from the Reserve Account to an account (by ACH or wire) designated by Purchaser. Bank shall release to Purchaser any funds remaining in the Reserve Account less any amounts owed by Purchaser under the Program within twenty (20) Business Days after the termination of this Agreement.

5.     Representations and Warranties of Bank.

Bank hereby represents and warrants to Purchaser, as of the Effective Date and each Closing Date under this Agreement that:

(a)    This Agreement constitutes a legal, valid and binding obligation of Bank, enforceable against Bank in accordance with its terms except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity.

(b)    Bank is an FDIC-insured New Jersey state-chartered bank, duly organized, existing, and in good standing under the laws of the State of New Jersey.

(c)    Bank has full corporate power and authority to execute, deliver and perform all its obligations under this Agreement.

(d)    The execution of this Agreement and the completion of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and not prohibited by, and complies with, Applicable Laws in all material respects.

(e)    The execution, delivery and performance by Bank of this Agreement (i) comply with New Jersey and federal banking laws in all material respects, and (ii) have been duly authorized by Bank, and are not in conflict with and do not violate the terms of the charter or by-laws of Bank and shall not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party.

(f)    Bank is not Insolvent.

(g)    All authorizations, approvals, licenses, consents, registrations and other actions by, notices to, and filings with, any Person that may be required in relation to the execution, delivery, and performance of this Agreement by Bank, have been obtained, except to the extent that the failure to so obtain would not reasonably be likely to have a material adverse effect on the Purchaser Loans.

(h)    There are no investigations or proceedings pending or, to the best knowledge of Bank, threatened against Bank (i) seeking to prevent the completion of any of the transactions contemplated by this Agreement (ii) asserting the invalidity or unenforceability of this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would reasonably be likely to adversely and materially affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would reasonably be likely to adversely and materially affect the validity or enforceability of this Agreement or (v) that would be reasonably likely to have a materially adverse financial effect on Bank or its operations if resolved adversely to it.

(i)    With respect to each Purchaser Loan:

i)    Bank has the complete and unrestricted right and authority to sell, convey, assign, transfer and deliver to Purchaser, such Purchaser Loan being sold to Purchaser pursuant to this Agreement, and the transfer of each such Purchaser Loan constitutes a valid and absolute sale, transfer, assignment, set-over and conveyance to Purchaser of all of Bank’s right, title, and interest in and to such Purchaser Loan, provided the Bank shall make no representations or warranties for such sale, whether expressed or implied, except as set forth in this Agreement;

ii)    Bank is the sole owner and holder of and has good and marketable title to such Purchaser Loan to be purchased and upon the sale of such Purchaser Loan, Purchaser will receive such Purchaser Loan, free and clear of any liens, pledges or encumbrances created or incurred by Bank;

iii)    Bank is not required to obtain any consent, license, approval or authorization, or registration or declaration with, any Regulatory Authority in connection with the origination and sale of such Purchaser Loan being sold, transferred and assigned to Purchaser under this Agreement, and the origination, funding, and transfer to the Purchaser of such Purchaser Loan complied in all material respects with all then-applicable federal, state and local lending laws and regulations, and no fraud, material misrepresentation or gross negligence has taken place by Bank in connection with the origination of such Purchaser Loans;

iv)    The Loan Documents complied at the time executed with all Applicable Laws in all material respects;

v)    The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Bank, and the transfer, assignment and conveyance of such Purchaser Loan by Bank to Purchaser pursuant to this Agreement are not subject to bulk transfer or any similar statutory provisions in the State of New Jersey;

vi)    Bank has maintained, and shall continue to maintain, records in a manner to clearly and unambiguously reflect the ownership of Purchaser in such Purchaser Loan immediately following the transfers contemplated hereunder;

vii)    Bank has not done, and shall not do, anything that would forgive, waive, amend, modify or alter the terms and conditions or the balance of such Purchaser Loan or impair the enforceability or collectability of such Purchaser Loan;

viii)    To Bank’s knowledge, no obligor has asserted any defense, counter claim, offset or dispute, or is the subject of any bankruptcy or other similar proceeding;

ix)    Such Purchaser Loan is valid and enforceable, and was and is free of any defense, offset, counterclaim or recoupment that could be asserted by an obligor with respect to such Purchaser Loan sold hereunder;

x)    Any data provided by Bank to Purchaser with respect to such Purchaser Loan is true and correct in all respects, other than with respect to information provided by Purchaser;

xi)    Such Purchaser Loan was underwritten in accordance with the applicable underwriting criteria of the Program;

xii)    Such Purchaser Loan was originated in the United States, is denominated in United States dollars and is payable in the United States; and

xiii)    The Loan Proceeds for such Purchaser Loan have been fully disbursed.

The representations and warranties set forth in this Section 5 shall survive the sale, transfer, set-over, and assignment of the Purchaser Loans to Purchaser pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 5(h) shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 5(h) is instituted or threatened against Bank, Bank shall promptly notify Purchaser of such pending or threatened investigation or proceeding to the extent permitted by Applicable Law.

6.     Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Bank, as of the Effective Date and each Closing Date under this Agreement that:

(a)    This Agreement is valid, binding and enforceable against Purchaser in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity) and Purchaser has received all necessary approvals and consents for the execution, delivery and performance by it of this Agreement;

(b)    Purchaser is duly organized, validly existing, and in good standing under the laws of the state of its organization and is authorized, registered and licensed to do business in each state in which the nature of its activities makes such authorization, registration or licensing necessary or required.

(c)    Purchaser has the full corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(d)    The execution of this Agreement and the completion of all actions required or contemplated to be taken by Purchaser hereunder are within the ordinary course of Purchaser’s business and not prohibited by, and complies with, Applicable Laws in all material respects.

(e)    The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with Purchaser’s organizational or governing documents, or any agreement, contract, lease, order or obligation to which Purchaser is a party or by which Purchaser is bound, including any exclusivity or other provisions of any other agreement to which Purchaser or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Purchaser to engage in activities competitive with the business of any other party or any regulatory or governmental authority that Purchaser is subject to.

(f)    There are no actions, lawsuits, investigations or proceedings pending or, to the best knowledge of the Purchaser, threatened against the Purchaser (i) seeking to prevent the completion of any of the transactions contemplated by the Purchaser pursuant to this Agreement (ii) asserting the invalidity or enforceability of this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of the Purchaser, would be reasonably likely to have an adversely and materially affect the performance by the Purchaser of its obligations under this Agreement, (iv) seeking any determination or ruling that would reasonably be likely to adversely and materially affect the validity or enforceability of this Agreement or (v) would reasonably be likely to have a materially adverse financial effect on the Purchaser or its operations if resolved adversely to it.

(g)    Purchaser is not Insolvent.

(h)    Any liability incurred by Purchaser or its affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby will be borne by Purchaser.

(i)    The execution, delivery and performance of this Agreement by Purchaser comply with all Applicable Laws in all material respects.

(j)    Neither Purchaser nor any principal thereof has been or is the subject of any of the following that will materially affect Purchaser’s ability to perform under this Agreement:

i)    an enforcement agreement, memorandum of understanding, cease desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

ii)    an administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of Purchaser conducted by a Regulatory Authority in the ordinary course of Purchaser’s business; or

iii)    a restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Purchaser or any principal thereof.

For purposes of this Section 6(j) the word “principal” of Purchaser shall include (i) any person owning or controlling ten percent (10%) or more of the voting power of Purchaser, and (ii) any person actively participating in the control of Purchaser’s business;

The representations and warranties set forth in this Section 6 shall survive the sale, transfer, set-over, and assignment of the Purchaser Loans to Purchaser pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 6(f), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 6(f) is instituted or threatened against Purchaser, Purchaser shall promptly notify Bank of such pending or threatened investigation or proceeding to the extent permitted by Applicable Law.

7.     Additional Agreements.

(a)    Both parties agree to reasonably cooperate with the other party in responding to an examination by the other party’s Regulatory Authority and requests related to the Program. Each party shall use reasonable efforts to accommodate a Regulatory Authority’s requests including onsite audits to the extent requested in writing by a Regulatory Authority or other direct requests of the non-supervised party by such Regulatory Authority.

(b)    Purchaser agrees to have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely pay all amounts to be paid by it under this Agreement.

8.     Conditions Precedent to the Obligations of Bank.

Bank’s obligations under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(a)    The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on each Closing Date as though made on and as of such date;

(b)    No action or proceeding shall have been instituted or threatened against Bank or Purchaser which is reasonably likely to impede, prevent or restrain the initiation and completion of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar impediment or restraint preventing or restraining such consummation;

(c)    This Agreement shall be in full force and effect; and

(d)    The obligations of Purchaser under this Agreement and its obligations under the Program to be performed on or before each Closing Date shall have been performed as of such date by Purchaser in all material respects.

9.     Conditions Precedent to the Obligations of Purchaser.

(a)    The representations and warranties of Bank set forth in this Agreement shall be true and correct in all material respects on each Closing Date as though made on and as of such date;

(b)    No action or proceeding shall have been instituted or threatened against Bank or Purchaser which is reasonably likely to impede, prevent or restrain the initiation and completion of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar impediment or restraint preventing or restraining such consummation;

(c)    This Agreement shall be in full force and effect; and

(d)    The obligations of Bank under this Agreement and its obligations under the Program to be performed on or before each Closing Date shall have been performed as of such date by Bank in all material respects.

10.     Term; Termination; Effect of Termination.

(a)    Term. Unless terminated earlier in accordance with Article VIII, this Agreement shall have an initial term of four (4) years commencing upon the Effective Date (the “Initial Term”) and shall automatically renew for two (2) successive terms of two (2) years (a “Renewal Term,”

collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either party provides notice to the other party of its intent to not renew at least one hundred twenty (120) days prior to the end of the Initial Term.

(b)    Termination. Either party shall have the right to terminate this Agreement immediately upon written notice to the other party in any of the following circumstances:

i)    the other party shall materially breach this Agreement and such breach is not cured within thirty (30) days after such breaching party receives written notice thereof from the non-breaching party, provided that the parties agree that the cure period for the breaching party shall be extended to ninety (90) days so long as such party is working in good faith to cure such breach and such breach is capable of being cured within such ninety (90) day period;

ii)    any representation or warranty made by the other party in this Agreement is incorrect in any material respect and is not corrected within thirty (30) days after such other party obtains knowledge thereof or written notice thereof has been given to such other party;

iii)    the other party commences a voluntary action or other proceeding seeking reorganization, liquidation, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official or to any involuntary action or other proceeding commenced against it; or

iv)    the other party becomes subject to an involuntary action or other proceeding, whether pursuant to banking regulations or otherwise, seeking reorganization, liquidation or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either party under the federal bankruptcy laws as now or hereafter in effect.

(c)    Effect of Termination. The termination of this Agreement shall not discharge any party from any obligation incurred prior to such termination, including, without limitation, Purchaser’s obligation to purchase any Purchaser Loans funded by Bank that Purchaser has not purchased as of the effective date of termination. The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.     Successors and Third Parties.

This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their successors and assigns. The rights and benefits hereunder are specific to the parties and shall not be delegated (except to service providers vetted by the delegating party and over which the delegating party maintains oversight) or assigned without the prior written consent of the other party, which shall not be unreasonably withheld. Nothing in this Agreement is intended to create or grant any right, privilege or other benefit to or for any Person or entity other than the parties hereto. Notwithstanding the foregoing, Purchaser may assign its rights hereunder without Bank’s consent, including in connection with a transfer to special purpose entity 100% owned and controlled by Purchaser, or a securitization transaction or Whole Loan Transfer.

12.     Indemnification; Limitations of Liability.

(a)    Indemnification by Purchaser. Except to the extent of any Losses (as herein defined) which arise from the direct acts or omissions of Bank or an affiliate of Bank, including Bank’s breach of any representations, warranties or covenants under this Agreement, or by negligence, fraud, bad faith or willful misconduct on the part of Bank, Purchaser shall be liable to and shall indemnify and hold harmless Bank and its respective directors, officers, employees, agents and affiliates and permitted assigns from and against any and all Losses arising out of (i) any failure of Purchaser to comply with any of the terms and conditions of this Agreement, or (ii) the inaccuracy of any representation or warranty made by Purchaser herein. For the avoidance of doubt, Bank hereby acknowledges and agrees that the forgoing undertaking is not and shall not be construed to be a guaranty of payment or performance by any Borrower of all or any amounts owed in relation to any Loan, nor shall be enforced in a manner that would render such undertaking the legal or economic equivalent of a guaranty by Purchaser of such payment or performance by any Borrower.

(b)    Indemnification by Bank. Except to the extent of any Losses which arise from the direct acts or omissions of Purchaser or an affiliate of Purchaser, including Purchaser’s breach of any representations, warranties or covenants under this Agreement, or by negligence, fraud, bad faith or willful misconduct on the part of Purchaser, Bank shall be liable to and shall indemnify and hold harmless Purchaser and its respective officers, directors, employees, agents and affiliates and permitted assigns, from and against any Losses arising out of (i) the failure of Bank to comply with any of the terms and conditions of this Agreement, or (ii) the inaccuracy of any representation or warranty made by Bank herein. For the avoidance of doubt, Purchaser hereby acknowledges and agrees that the forgoing undertaking is not and shall not be construed to be a guaranty of payment or performance by any Borrower of all or any amounts owed in relation to any Loan, nor shall be enforced in a manner that would render such undertaking the legal or economic equivalent of a guaranty by Bank of such payment or performance by any Borrower.

(c)    Losses Defined. For the purposes of this Agreement, the term “Losses” shall mean all out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements and expenses whatsoever, including, without limitation, outside attorneys’ fees and disbursements and court costs reasonably incurred by the Indemnified Party, in connection with any judicial, administrative, legislative or other proceeding or claim made by a third party.

(d)    Notice of Claims. In the event any claim is made, any suit or action is commenced or any actual knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder (“Indemnified Party”) by the other party (“Indemnifying Party”) is received, the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(e)    Defense and Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to assume the defense of any suit, claim, action or proceeding. In the event that the Indemnifying Party elects to defend any suit, claim or proceeding, then the Indemnifying Party shall notify the Indemnified Party via facsimile transmission or email, with a copy by mail, within ten (10) days of having been notified pursuant to this Section 12 that the Indemnifying Party elects to employ counsel and assume the defense of any such claim, suit, action or proceeding. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party so elects to assume such defense, but the fees and expense of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties or shall have reasonably concluded that the ability of the parties to prevail in the defense of any claim are improved if separate counsel represents the Indemnified Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying Party; (iii) the Indemnified Party shall have reasonably concluded that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the claims asserted against it; (iv) the Indemnified Party reasonably concludes that the ability of the parties to prevail in the defense of any claim is materially improved if separate counsel represents the Indemnified Party; and (v) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to take charge of the defense of such action after electing to assume the defense thereof. In the event that the Indemnifying Party elects not to assume the defense of any suit, claim, action or proceeding, then the Indemnified Party shall do so and the Indemnifying Party shall pay for, or reimburse Indemnified Party, as the Indemnified Party shall elect, all Losses of the Indemnified Party in accordance with Section 12(g) below.

(f)    Settlement of Claims. The Indemnifying Party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the Indemnified Party, which consent shall not unreasonably be withheld. The Indemnifying Party shall not be permitted to make any admission of guilt on behalf of the Indemnified Party. Any final judgment or decree entered on or in, any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Section 12(f).

(g)    Indemnification Payments; Disputes. Subject to each party’s compliance with the rights and duties set forth in this Section 12, amounts owing under Section 12 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses; provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify (including its obligation to defend), or the Losses being claimed, and the parties are not otherwise able to reach agreement, the controversy shall be settled through arbitration as described in Section 18.

(h)    Purchaser Obligations. Notwithstanding anything in this Agreement to the contrary, in no event shall Bank have any liability to Purchaser under this Agreement (for indemnification or otherwise) to the extent such liability arises from Purchaser’s uncured breach of agreements between the parties related to marketing and origination assistance of Loans.

(i)    EXCEPT WITH RESPECT TO DAMAGES OR CLAIMS ARISING DUE TO A PARTY’S FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, OR ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY, OR MISUSE OF ANY CUSTOMER INFORMATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE PROGRAM.

13.     Notices.

All notices, requests and approvals required or permitted by this Agreement shall be in writing and addressed/directed to the other party at the address/telefacsimile number/electronic mail (email) address below or at such other address/telefacsimile number/email address of which the notifying party hereafter receives notice in conformity with this Section 13. All such notices, requests and approvals shall be deemed given either (i) when personally delivered, (ii) if sent by mail, in which event it shall be sent postage prepaid, upon delivery thereof to the addressee, or, (iii) if sent by telegraph, telex, or telefacsimile (with oral confirmation of receipt), upon sending or (iv) or nationally recognized overnight delivery, upon delivery thereof to the addressee. The addresses and telefacsimile numbers of the parties are as follows:

To Bank:	Cross River Bank

400 Kelby Street

Fort Lee, New Jersey 07024

Attention: Gilles Gade, President

Telephone:

Facsimile:

Email:

With a copy to:	Cross River Bank

400 Kelby Street

Fort Lee, New Jersey 07024

Attention:    Arlen Gelbard, Esq., General Counsel

Telephone:

Facsimile No.:

Email:

And

Cross River Bank

400 Kelby Street

Fort Lee, New Jersey 07024

Attention:    Adam Goller, Executive Vice President

Telephone:

Facsimile No.:

Email:

To Purchaser:	Upstart Network, Inc.

Two Circle Star Way

San Carlos, California 94070

Attention: Dave Girouard, CEO

Telephone:

Email:

With a copy to:	General Counsel

Telephone:

Email:

14.    Relationship of the Parties.

It is agreed and understood that that in performing their responsibilities pursuant to this Agreement, both parties are acting as independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a partnership or joint venture or any other common association for profit between Bank and Purchaser. Nothing in this Agreement shall be construed to limit Bank’s ability to sell any Loans to another Person in the event Purchaser is unwilling or unable, or for any reason fails, to purchase such Loans under this Agreement.

15.    Reserved.

16.    Expenses.

(a)    Except as set forth herein, each of Bank and Purchaser shall bear the costs and expenses of performing their respective obligations and duties under this Agreement.

(b)    Each of Bank and Purchaser shall be responsible for payment of its own federal, state or local taxes or assessment associated with the performance of their respective obligations and duties under this Agreement.

(c)    Within ten (10) days after receipt of a verified invoice from Bank, Purchaser shall reimburse Bank for the reasonable and documented monthly costs associated with any required transfer of funds from the Reserve Account to Purchaser if the Reserve Account is held at a bank other than Bank.

17.    Reserved.

18.    Governing Law; Jurisdiction.

(a)    This agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

(b)    At the request of either party, any dispute between the parties relating to this Agreement shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that any arbitration proceedings hereunder, unless otherwise agreed to by the parties, shall be conducted in the city of the home office of the party not commencing arbitration. Each party hereto consents to the jurisdiction over it by any court or arbitration panel as described herein. The arbitrator shall be authorized to award such relief as is allowed by law. Except as provided below, each party shall be responsible for its own attorneys’ fees incurred during the course of the arbitration, as well as the costs of any witnesses or other evidence such party produces or causes to be produced. The award of the arbitrator shall include findings of fact and conclusions of law. Such award shall be kept confidential and shall be final, binding and conclusive on the parties. Judgment on the award may be entered by any court of competent jurisdiction.

19.    Manner of Payments.

Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH, wire or other electronic transfer to the bank accounts designated by the respective parties. Notwithstanding anything to the contrary contained herein, neither party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the party making the payment of any rights it may have under this Agreement or by law.

20.    Referrals.

Neither party has agreed to pay any fee or commission to any agent, broker, finder, or other Person for or on account the sale of Purchaser Loans pursuant to this Agreement that would give rise to any valid claim against the other party for any commission, finder’s fee or like payment.

21.    Entire Agreement.

This Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement) and the documents executed and delivered pursuant hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements between the parties hereto with respect to the subject matter hereof or thereof, except where survival of prior written agreements is expressly provided for herein.

22.    Amendment and Modifications.

Alterations, modifications, or amendments of a provision of this Agreement, including all exhibits attached hereto, shall not be binding and shall be void unless such alteration, modification, or amendment is in writing and executed by authorized representatives of Purchaser and Bank.

23.    Waivers.

The delay or failure of either party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of any right of that party. All waivers must be in writing and signed by both parties.

24.    Severability.

If any provision of this Agreement shall be held illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.

25.    Interpretation.

The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

26.    Headings.

Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

27.    Counterparts.

This Agreement may be executed and delivered by the parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that PDF signatures may constitute original signatures and that a PDF signature page containing the signature (PDF or original) is binding upon the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

PURCHASER:

UPSTART NETWORK, INC.

By:	/s/ Dave Girouard
Name:
Title:

BANK:

CROSS RIVER BANK

By:	/s/ Gilles Gade
Name: Gilles Gade
Title: President

By:	/s/ Arlen Gelbard
Name: Arlen Gelbard
Title: General Counsel

Schedule 1

Definitions

“ACH” means automated clearing house.

“Applicable Laws” means all federal, state and local laws, statutes, ordinances, regulations and orders, together with all rules and guidelines established by self-regulatory organizations, including the National Automated Clearing House Association, or government sponsored entities, relating to or affecting any aspect of the Loans, consumer credit laws, rules and regulations, and all requirements of any Regulatory Authority having jurisdiction over any activity provided for in this Agreement, including all rules and any regulations or policy statements or guidance and any similar pronouncement of a Regulatory Authority, or judicial or regulatory interpretation of the foregoing, applicable to the acts of Bank or Purchaser as they relate to this Agreement.

“Borrower” means, with respect to any Loan, each Person who is a borrower under such Loan and each other obligor (including any co-signor or guarantor) of the payment obligation for such Loan.

“Business Day” means any day upon which New Jersey state banks are open for business, but excluding Saturdays and Sundays.

“Closing Date” means with respect to a Purchaser Loan shall be either three (3) Business Days, five (5) Business Days or, with Bank’s prior written consent, another period not less than three (3) Business Days and not to exceed thirty-seven (37) days after the Funding Date, unless otherwise agreed by the parties.

“Customer Information” means all information concerning the underlying borrowers for the Loans, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999 and implementing regulations, including all nonpublic personal information of or related to customers or consumers of either party, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, credit scores, and account, financial, transaction information, consumer reports and information derived from consumer reports, that is subject to protection from publication under applicable law, including (i) any and all medical or personal information that is required to be treated as confidential or nondisclosable pursuant to the Health Insurance Portability & Accountability Act of 1996, as amended, including the rules and regulations thereunder, and the related privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, including the rules and regulations thereunder; and (ii) any and all data required to be treated as confidential or otherwise subject to the control objectives of the Payment Card Industry Data Security Standard, as amended, including the rules and regulations thereunder.

“Defaulted Loan” shall mean, as of any date of determination, a Loan for which the servicer has charged-off and has an Outstanding Principal Balance of more than $1.00.

“Delinquency Ratio” shall mean with respect to Covered Loans for any period, the fraction expressed as a percentage, the numerator of which is the outstanding (or charged off if applicable) principal amount of such Covered Loans that are 60 or more days past due including defaulted Covered Loans and the denominator of which is the aggregate principal amount of all such Covered Loans at origination.

“Delinquency Ratio Trigger” means for Covered Loans that are 6, 9 and 12 months from origination the percentage set forth in the table below. For the purposes of calculating the Delinquency Ratio Trigger, the Delinquency Ratio for each category shall be calculated monthly as 3 month moving average such that at the time of each monthly calculation, the Delinquency Ratio will be calculated for each of the 3 most recent months of Covered Loans that fall in the applicable Months Since Origination category and averaged to determine if the Delinquency Ratio Trigger has been exceeded for that category.

Months Since Origination	Delinquency Ratio Trigger
6	[***]%
9	[***]%
12	[***]%

“Exception-Basis Loans” means Loans allocated to Bank for retention based on specific selection criteria mutually agreed by the parties and which criteria may be updated from time to time.

“FDIC” means the Federal Deposit Insurance Corporation.

“Funding Account” means any account designated by Bank by written notice to Purchaser after the Effective Date to receive funds in consideration of the sale of Purchaser Loans, provided that Bank shall give Purchaser at least five (5) Business Days prior written notice of any change to the Funding Account.

“Funding Date” means the day on which Bank disbursed the Loan Proceeds to the Borrower under the applicable Loan.

“Funding Statement” is as defined in Section 3(b).

“Insolvent” means, with respect to a party, if such party commences a voluntary action or other proceeding seeking reorganization, liquidation, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official or to any involuntary action or other proceeding commenced against it; or becomes subject to an involuntary action or other proceeding, whether pursuant to banking regulations or otherwise, seeking reorganization, liquidation or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either party under the federal bankruptcy laws as now or hereafter in effect.

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Interim Interest” with respect to any Purchaser Loan, the interest accrued thereon from the Funding Date to the related Closing Date.

“Loan” means a consumer loan made by Bank to a Borrower under the Program.

“Loan Application” means the completed paper document or electronic application submitted by the applicable Borrower when requesting a Loan from Bank, together with any exhibits and ancillary materials.

“Loan Documents” mean, collectively, with respect to any Loan, the Note, the Loan Application and any other documents signed by Borrowers in connection with such Loan.

“Loan Premium Fee” means the amount per Loan calculated in accordance with Schedule 2 hereto.

“Loan Proceeds” means, for any Loan, the actual funds disbursed to a Borrower, consisting of the principal amount of such Loan less the related origination fees.

“Maximum Monthly Retention Amount” means, after excluding Exception-Basis Loans, an amount equal to the lesser of (a) $[***] or (b) [***]% of the aggregate amount of Loans generated under the Program as of such date.

“Maximum Outstanding Retention Amount” means, after excluding Exception-Basis Loans, an amount equal to $[***].

“Note” means, with respect to each Loan, the electronic records evidencing the Borrower’s obligation with regards to a Loan.

“Outstanding Principal Balance” means, with respect to any Loan at any date of calculation, the original principal balance owed by the related Borrower, less all payments of principal payments received from Borrower.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Program” means the activities performed by Purchaser and Bank in connection with the marketing, origination, sale and servicing of Loans under that certain Third Amended and Restated Loan Program Agreement, between the parties hereto, dated on or about the date hereof.

“Purchase Price” means [***].

“Purchaser Loans” means all Loans, except for Retained Loans, and shall include (a) any and all security interest of Bank pertaining to the Purchaser Loans, (b) all payments applicable to such Purchaser Loans that are received or receivable and all other amount due or to become due on or after the related Closing Date, (c) any and all servicing rights associated with such Purchaser Loans and (d) all books and records and other rights, interests, benefits, proceeds, remedies and claims arising from or relating to such Purchaser Loan.

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Purchaser Platform” means the means the proprietary system developed and operated by Purchaser, including computer software, websites, proprietary system information, and related technology and documentation, developed and owned by, or licensed by third parties to, Purchaser relating to the services offered and/or provided by Purchaser to its customers and customers of third parties designated by Purchaser that may purchase Purchaser Loans.

“Regulatory Authority” means the Office of the New Jersey Department of Banking and Insurance, the FDIC and any local, state or federal regulatory authority, including the Consumer Financial Protection Bureau, that currently has, or may in the future have, jurisdiction or exercising regulatory or similar oversight with respect to any of the activities contemplated by this Agreement or to Bank or Purchaser (except that nothing herein shall be deemed to constitute an acknowledgement by Bank that any Regulatory Authority other than the New Jersey Department of Banking and Insurance and the FDIC has jurisdiction or exercises regulatory or similar oversight with respect to Bank).

“Required Balance” means an amount equal to the product of (A) [***]% multiplied by (B) sum of (i) the Purchase Price, plus the Loan Premium Fee, plus the projected Trailing Fee payable with respect to the Purchaser Loans originated that day, plus (ii) the aggregate Purchase Price of all outstanding Purchaser Loans not purchased by Purchaser, plus (iii) an amount equal to the Interim Interest to accrue, on a Purchaser Loan originated that day, from the date the Loan Proceeds are disbursed to the Borrower. For avoidance of doubt, the Required Balance calculation shall not take into account any Loans allocated as Retained Loans.

“Reserve Account” means a deposit account in Purchaser’s name established by Purchaser at Bank.

“Retained Loan” means each Loan allocated to Bank that is (i) randomly assigned in accordance with procedures mutually agreed to by the parties to ensure that no adverse selection of Loans occurs, or (ii) an Exception-Basis Loan, in each case that is (a) not sold, transferred or otherwise conveyed to Purchaser or Purchaser’s designee and (b) not a Purchaser Loan.

“Retained Loan Limits” means, with respect to any Loan, the limits that would be exceeded if such Loan were retained by Bank because such Loan would cause (i) the original principal balance of such Loan, when added to the aggregate sum of the Outstanding Principal Balances all other Retained Loans originated in the same calendar month, exceed the Maximum Monthly Retention Amount, (ii) the original principal balance of such Loan, when added to the aggregate sum of the then Outstanding Principal Balances of all other Retained Loans (except for Retained Loans that are Defaulted Loans), exceed the Maximum Outstanding Retention Amount, and (iii) more than [***]% of all Retained Loans related to a Borrower with a related credit score at origination of less than or equal to [***].

“Retention Cessation Event” means (a) a Delinquency Ratio Trigger is exceeded in any month or (b) Bank delivers a notice to Purchaser of Bank’s intent to cease retaining Loans as a result of its inability to retain Loans in accordance with Applicable Laws.

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Retention Cessation Period” means the period commencing with the occurrence of any Retention Cessation Event and continuing until such Retention Cessation Event has been cured or otherwise ceases to occur.

“Trailing Fee” means the amount calculated per Purchaser Loan in accordance with Schedule 3 hereto.

“Whole Loan Transfer” means any sale or transfer of some or all of the Loans (including Retained Loans).

Schedule 2

Loan Premium Fee

Each month the Bank shall be entitled to total aggregated Loan Premium Fees equal to the greater of the following:

(x) [***]

Or

(y) the sum of the amounts calculated as set forth below:

Aggregate Monthly Loans for the Prior Calendar Month	Bps of principal loan amount
$1 to $20,000,000	[***]
$21,000,001-$50,000,000	[***]
Greater than $50,000,000	[***]

For clarity, the applicable Loan Premium Fee for each Loan will be determined based on (i) the overall Loan volume in the calendar month immediately prior to the month of origination of such Purchaser Loan, and (ii) the tier in which such Purchaser Loan falls in the table above based on such overall Loan volume in the prior month.

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 3

Trailing Fee

The projected Trailing Fee for each Purchaser Loan shall be calculated in each month as follows:

Aggregate Monthly Loans for the Prior Calendar Month	Bps of principal loan amount
$1 to $20,000,000	[***]
$21,000,001-$50,000,000	[***]
Greater than $50,000,000	[***]

For clarity, the applicable Trailing Fee for each Purchaser Loan will be determined based on (i) the overall Loan volume in the calendar month immediately prior to the month of origination of such Purchaser Loan, and (ii) the tier in which such Purchaser Loan falls in the table above based on such overall Loan volume in the prior month.

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.